NEWS RELEASE

Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000 Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

United Fuel & Energy REPORTS RESULTS
FOR THE THIRD QUARTER OF 2007

Midland, Texas - November 14, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the southwestern and south central U.S. today announced its financial and operational results for the three months ended September 30, 2007.

Third Quarter Results

Revenue for the third quarter of 2007 was $97.4 million compared to revenue of $91.1 million for the third quarter of 2006. The increase in revenue was primarily due to a 10.2% increase in sales volumes to 37.6 million gallons, partially offset by a 2.8% decrease in selling prices for fuel and lubricant products. Also in the third quarter of 2007, cost of sales increased 9.6% compared to the third quarter of 2006, which contributed to a 13.2% decrease in gross profit to $9.8 million. Due to a 30.6% increase in expenses, operating income declined to a loss of $1.6 million in the 2007 third quarter. Unit margin decreased 20.2% in the third quarter of 2007 versus the third quarter of 2006 due to the lower unit price combined with a relatively flat unit cost.

Net loss applicable to common equity was $2.1 million, net of a $252,000 preferred stock dividend, for the third quarter of 2007, versus net income applicable to common equity of $512,000, net of a $256,000 preferred stock dividend, for the same period in 2006. Diluted loss per share in the third quarter of 2007 was $0.08 on weighted average shares outstanding of 23.2 million, compared to net income of $0.04 per diluted share for the third quarter of 2006 on weighted average shares outstanding of 22.2 million.

EBITDA (earnings before interest, income taxes, depreciation, and amortization and certain other non-cash items) for the third quarter of 2007 was a loss of $0.5 million, compared to EBITDA of $3.2 million in the third quarter of 2006. A reconciliation of EBITDA to net income is provided at the end of this release.

“During the last year and a half, we have been focusing on building mass, diversifying operations by product line, geography and customer mix, and on building an enterprise that has quality equipment, people and systems,” stated Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer. “I think we have achieved some of our objectives and some, clearly, we have not, but these investments haven’t yet generated the level of margins necessary to absorb the higher investment costs we have incurred. Although we had planned for the increase in expenses, we had not fully anticipated, nor responded quickly enough, to the decline in our core revenue sources, which were negatively impacted by weakness in the oil service and construction sectors. Also, some of our recent expansions haven’t had an opportunity to fully generate the revenue growth that we are expecting from them in the future. Additionally, we have incurred integration and technology deployment costs that haven’t yet had the offsetting benefits of scale and efficiency. Although we are confident that these investments will return dividends in the coming quarters, we are focused on making sure that in the future our pace of growth, our capital budget and our modernization initiatives are set at levels that allow us to maintain profitability.”

Nine Month Results
Revenue for the nine months ended September 30, 2007 increased slightly to $263.0 million compared to revenue of $259.4 million for the same nine month period in 2006. Sales volumes, unit price and unit cost for the nine months period in 2007 were all up slightly compared to sales volumes, unit price and unit cost for the nine month period in 2006, generating a 4.7% increase in unit margin for the nine months ended September 30, 2007 versus the same period of 2006.

Net loss applicable to common equity was $2.5 million, net of a $760,000 preferred stock dividend, for the nine months of 2007, versus net income applicable to common equity of $976,000, net of a $481,000 preferred stock dividend, for the same period in 2006. Diluted loss per share in the nine month period of 2007 was $0.08 on weighted average shares outstanding of 22.8 million, compared to net income of $0.08 per diluted share for the nine months of 2006 on weighted average shares outstanding of 19.2 million. EBITDA for the first nine months of 2007 was $3.6 million, compared to EBITDA of $7.6 million in the first nine months of 2006.

2007 Financial Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future acquisitions, divestitures or financings that may be completed after the date of this news release. Revenue guidance is based on the assumption that fuel prices remain in the same range as during the third quarter of 2007. In addition, the Company’s guidance ranges are based on the assumption that current market conditions in the Company’s businesses will continue through at least the end of 2007.

Calendar year 2007: The Company estimates that for the full year of 2007, revenue will range between $400 million and $435 million and EBITDA will range between $5.0 million and $7.5 million.

Conference Call

United Fuel will host a conference call to discuss its 2007 third quarter results and recent developments at 5:00 p.m. Eastern (4:00 p.m. Central) today, November 14, 2007. To participate in the call, please log on to www.ufeonline.com or dial (303) 262-2050 and ask for the United Fuel call about 10 minutes prior to the start time. For those who cannot listen to the live call, a telephonic replay will be available through November 21, 2007, and may be accessed by calling (303) 590-3000 and using the pass code 11101921#. A web cast archive will also be available at www.ufeonline.com shortly after the call is concluded.

About United Fuel& Energy Corporation

United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

· Card-lock operation (unattended re-fueling of commercial vehicles).
· Wholesale fuels and lubricants (to commercial customers).
· Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement
Certain statements included in this press release may constitute forward-looking statements. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

Supplemental Disclosure Regarding Non-GAAP Financial Information

EBITDA represents net income before income taxes, interest, and depreciation and amortization. EBITDA is not a presentation made in accordance with generally accepted accounting principles (“GAAP”) and is not a measure of financial condition or profitability. EBITDA should not be considered in isolation or as a substitute for “net income,” the most directly comparable GAAP financial measure, or as an indicator of operating performance.

By presenting EBITDA, United Fuel intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future. United Fuel evaluates operating performance based on several measures, including EBITDA, as United Fuel believes it is an important measure of the operational strength of its business.

EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA is not necessarily a measure of United Fuel’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income.” Users of this financial information should consider the types of events and transactions which are excluded. A reconciliation of EBITDA to net income follows:

Reconciliation of EBITDA To Net Income
 (in thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2007	2006	2007	2006
EBITDA	$(546)	$3,178	$3,657	$7,593
Less:
Depreciation & Amortization	810	636	2,230	1,667
Interest Expense	1,346	1,262	3,599	3,418
Income Tax Expense (benefit)	(1,090)	455	(977)	865
Other Non Cash Expenses	232	57	564	186
Net Income (Loss)	$(1,844)	$768	$(1 ,759)	$1,457

Preferred Stock Dividend	252	256	760	481

Net Income (Loss) Applicable to Common	$(2,096)	$512	$(2,519)	$976

Reconciliation of 2007 Projected EBITDA with Projected Net Income:

EBITDA	$ 5.0 to $ 7.5 million
Less:
Depreciation and Amortization	3.2 to 3.2 million
Interest Expense	5.0 to 5.0 million
Income Tax Expense	(1.4) to (0.4) million
Other Non-Cash	0.6 to 0.6 million
Net Income (Loss)	$ (2.4) to $ (0.9) million
Preferred Dividend	1.0 to 1.0 million
Net Income (Loss) Application to Common	$ (3.4) to $ (1.9) million

- Tables to Follow -

United Fuel & Energy Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues
Sales	$96,836	$90,364	$260,185	$256,769
Other	522	770	2,802	2,625
Total revenues	97,358	91,134	262,987	259,394

Cost of sales	87,574	79,867	230,998	229,086

Gross profit	9,784	11,267	31,989	30,308

Expenses
Operating	5,627	4,585	15,388	12,297
General and administrative	5,067	3,633	13,816	10,763
Depreciation, amortization and accretion	712	518	1,905	1,312
Total expenses	11,406	8,736	31,109	24,372

Operating income (loss)	(1,622)	2,531	880	5,936

Other income (expense)
Interest expense	(1,346)	(1,262)	(3,599)	(3,418)
Amortization of debt issue costs	(98)	(118)	(325)	(355)
Other income (expense), net	132	72	308	159
Total other expenses	(1,312)	(1,308)	(3,616)	(3,614)

Income (loss) before income taxes	(2,934)	1,223	(2,736)	2,322

Income tax expense (benefit)	(1,090)	455	(977)	865

Net income (loss)	$(1,844)	$768	$(1,759)	$1,457

Cumulative preferred stock dividend	$252	$256	$760	$481

Net income (loss) applicable to common equity	$(2,096)	$512	$(2,519)	$976

Net income (loss) per common share:
Basic	$(0.14)	$0.04	$(0.18)	$0.07
Diluted	$(0.08)	$0.04	$(0.08)	$0.08

Weighted average common shares outstanding:
Basic	14,794	13,656	14,330	13,656
Diluted	23,218	22,232	22,801	19,207

United Fuel & Energy Corporation
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2007	December 31, 2006
ASSETS	(Unaudited)

CURRENT ASSETS
Cash	$497	$3,951
Accounts receivable, net	59,718	47,025
Other receivables	2,284	1,583
Inventories, net of allowance	13,288	11,559
Prepaid expenses	1,918	982
Deferred taxes	600	592
Total current assets	78,305	65,692

PROPERTY, PLANT AND EQUIPMENT, net	30,791	22,972

OTHER ASSETS
Cash value of life insurance	2,817	2,744
Goodwill	7,683	2,028
Debt issuance costs, net	1,904	537
Other	283	202
Total other assets	12,687	5,511
	$121,783	$94,175

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$3,577	$1,832
Accounts payable	26,746	17,015
Accrued and other current liabilities	3,309	3,538
Accrued income taxes	-	836
Total current liabilities	33,632	23,221

OTHER LIABILITIES
Long-term debt, less current maturities	66,069	47,968
Asset retirement obligations	181	172
Deferred income taxes	1,534	1,501
Total other liabilities	67,784	49,641

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock- 8% cumulative convertible Series A, $0.001 par value; 5,000,000 shares authorized, 12,800 shares issued and 12,600 shares outstanding at
September 30, 2007; 12,800 shares issued and outstanding at December 31, 2006	-	-
Common stock - $0.001 par value, 55,000,000 shares authorized, 14,714,021 issued and outstanding at September 30, 2007;
13,748,202 issued and outstanding at December 31, 2006	14	14
Paid-in capital	20,610	19,037
Retained earnings (deficit)	(257)	2,262
Total stockholders' equity	20,367	21,313

	$121,783	$94,175

# # #